Exhibit 10.01

REAL ESTATE PURCHASE CONTRACT (UNIMPROVED PROPERTY)

STATE OF CALIFORNIA
COUNTY OF KERN

1.  PARTIES: The Nacelle Corporation (Seller) agrees to sell and convey to M~Wave, Inc. or its designee (Purchaser), and Purchaser agrees to buy from Seller the Property described below.

2. PROPERTY: Lot _____, Block_____, in the unincorporated area of the County of Kern, State of California, described as follows:

THE NORTHEAST QUARTER OF SECTION 36, TOWNSHIP 11 NORTH, RANGE 15 WEST, SAN BERNARDINO MERIDIAN, IN THE UNINCORPORATED AREA OF THE COUNTY OF KERN, STATE OF CALIFORNIA, ACCORDING TO THE OFFICAL PLAT THEREOF.  Assessors Parcel No. 400-053-02 together with all rights, privileges and appurtenances pertaining thereto, including but not limited to: water rights, claims, permits, strips and gores, easements, and cooperative or association memberships (the "Property").

See Exhibit “A” annexed hereto.

3. SALES PRICE:

A.	Cash portion of Sales Price payable by Purchaser at closing	$0
B.	Cash equivalent portion of sales price payable by Purchaser at closing	$250,000.00
C.	Sum of all financing described below (See Paragraph 4C)	$0
D.	Sales Price (Sum of A, B and C)	$250,000.00

4. FINANCING: The portion of Sales Price not payable in cash (or cash equivalent) will be paid as follows: [Check applicable items below.]

_____
A. THIRD PARTY FINANCING: One or more third party mortgage loans in the total amount of $___________________. If the Property does not satisfy the lenders' underwriting requirements for the loan(s), this contract will terminate and the earnest money will be refunded to Purchaser.   [Check one item only:]

_____	(1) This contract is subject to Purchaser being approved for the financing described in the attached Third Party Financing Condition Addendum.

_____	(2) This contract is not subject to Purchaser being approved for financing.

_____	B. ASSUMPTION: The assumption of the unpaid principal balance of one or more promissory notes described in the attached Loan Assumption Addendum.

5. EARNEST MONEY: Upon execution of this contract by both parties, Purchaser shall deposit $100.00 as earnest money with First American Title Company, as escrow agent, at 803 Tucker Road Tehachapi, CA  93561. If Purchaser fails to deposit the earnest money as required by this contract, Purchaser will be in default.

6. TITLE POLICY AND SURVEY:

A. TITLE POLICY: Seller shall furnish to Purchaser at [check one:]  _____Seller’s  √   Purchaser’s expense a standard owner policy of title insurance (Title Policy) providing Purchaser clean marketable title to the Property issued by: First American Title Company in the amount of the Sales Price, dated at or after closing, insuring Purchaser against loss under the provisions of the Title Policy, subject to the promulgated exclusions (including existing building and zoning ordinances) and the following exceptions:

(1) The standard printed exception for standby fees, taxes and assessments.
(2) Liens created as part of the financing described in Paragraph 4.
(3) Utility easements created by the dedication deed or plat of the subdivision in which the Property is located.
(4) Reservations or exceptions otherwise permitted by this contract or as may be approved by Purchaser in writing.
(5) The standard printed exception as to waters, tidelands, beaches, streams, and related matters.
(6) The standard printed exception as to discrepancies, conflicts, shortages in area or boundary lines, encroachments or protrusions, or overlapping improvements. Purchaser, at Purchaser’s expense, may have the exception amended to read, "shortages in area".

B. COMMITMENT: Within 20 days after the Title Company receives a copy of this contract, Seller shall furnish to Purchaser a commitment for title insurance (Commitment) and, at Purchaser's expense, legible copies of restrictive covenants and documents evidencing exceptions in the Commitment (Exception Documents) other than the standard printed exceptions. Seller authorizes the Title Company to mail or hand deliver the Commitment and Exception Documents to Purchaser at Purchaser's address shown in Paragraph 21. If the Commitment and Exception Documents are not delivered to Purchaser within the specified time, the time for delivery will be automatically extended up to 15 days.

C. SURVEY: The survey must be made by a registered professional land surveyor acceptable to the Title Company and any lender. [Check one box only:]
_____  (1) Within __________ days after the effective date of this contract, Seller, at Seller’s expense, shall furnish a new survey to Purchaser.
_____  (2) Within ______ days after the effective date of this contract, Purchaser, at Purchaser’s expense, shall obtain a new survey.
    √       (3) Within twenty (20) days after the effective date of this contract, Seller shall furnish Seller's existing survey of the Property to Purchaser and the Title Company, along with Seller's affidavit acceptable to the Title Company for approval of the survey. If the survey is not approved by the Title Company or Purchaser's lender, a new survey will be obtained at [check one:]  _____Seller’s   √    Purchaser’s expense no later than twenty (20) days prior to the Closing Date.
_____  (4) No survey is required.

D. OBJECTIONS: Within twenty (20) days after Purchaser receives the Commitment, Exception Documents and the survey, Purchaser may object in writing to (i) defects, exceptions, or encumbrances to title: disclosed on the survey other than items 6A(1) through (6) above; disclosed in the Commitment other than items 6A(1) through (6) above; (ii) any portion of the Property lying in the 100 year flood plain as shown on the current Federal Emergency Management Agency map; or (iii) any exceptions which prohibit the following use or activity: UNFETTERD USE OF THE PROPERTY FOR GENERATING DISTRIBUTION AND SALE OF WIND ENERGY (in accordance with Paragraph 11).

Purchaser's failure to object within the time allowed will not constitute a waiver of the requirements in Schedule C of the Commitment. Seller shall cure the timely objections of Purchaser or any third party lender within fifteen (15) days after Seller receives the objections and the Closing Date will be extended as necessary. If objections are not cured within such fifteen (15) day period, this contract will terminate and the earnest money will be refunded to Purchaser unless Purchaser waives the objections or extends the time to cure same.

E. TITLE NOTICES:

(1) ABSTRACT OR TITLE POLICY: Purchaser acknowledges that it has been advised that it should have an abstract of title covering the Property examined by an attorney of Purchaser’s selection, or Purchaser should be furnished with or obtain a Title Policy. If a Title Policy is furnished, the Commitment should be promptly reviewed by an attorney of Purchaser’s choice due to the time limitations on Purchaser’s right to object.

(2) MANDATORY OWNERS' ASSOCIATION MEMBERSHIP: The Property [check one:]  _____is   √    is not subject to mandatory membership in an owners' association. If the Property is subject to mandatory membership in an owners' association, Seller notifies Purchaser that, as a purchaser of property in the residential community in which the Property is located, you are obligated to be a member of the owners' association. Restrictive covenants governing the use and occupancy of the Property and a dedicatory instrument governing the establishment, maintenance, and operation of this residential community have been or will be recorded in the Real Property Records of the county in which the Property is located. Copies of the restrictive covenants and dedicatory instrument may be obtained from the county clerk. You are obligated to pay assessments to the owners' association. The amount of the assessments is subject to change. Your failure to pay the assessments could result in a lien on and the foreclosure of the Property.

(3) STATUTORY TAX DISTRICTS: If the Property is situated in a utility or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, the state may require Seller to deliver and Purchaser to sign the statutory notice relating to the tax rate, bonded indebtedness, or standby fee of the district prior to final execution of this contract.

(4) TIDE WATERS: If the Property abuts the tidally influenced waters of the state, the state may require a notice regarding coastal area property to be included in the contract. An addendum containing the notice promulgated by the state or required by the parties must be used.  (Consult with an attorney if you are unclear on this requirement.)

(5) ANNEXATION: If the Property is located outside the limits of a municipality, Seller notifies Purchaser that the Property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the Property is located within a municipality’s extraterritorial jurisdiction or is likely to be located within a municipality’s extraterritorial jurisdiction, contact all municipalities located in the general proximity of the Property for further information.

(6) UNIMPROVED PROPERTY LOCATED IN A CERTIFICATED SERVICE AREA OF A UTILITY SERVICE PROVIDER: If the Property is located in a certificated service area of a utility service provider and the Property does not receive water or sewer service from the utility service provider on the date the Property is transferred, the state may require a notice regarding the cost of providing water or sewer services to the Property. An addendum containing the notice promulgated by the state or required by the parties must be used.

(7) AGRICULTURAL DEVELOPMENT DISTRICT: The Property [check one:]  _____is   _____is not located in a agricultural development district.

7. PROPERTY CONDITION:

A. INSPECTIONS, ACCESS AND UTILITIES: Purchaser may have the Property inspected by inspectors selected by Purchaser and licensed by the state or otherwise permitted by law to make inspections. Seller shall permit Purchaser and Purchaser’s agents access to the Property at reasonable times. Seller shall pay for turning on existing utilities. NOTICE: Purchaser should determine the availability of utilities to the Property suitable to satisfy Purchaser’s needs.

B. ACCEPTANCE OF PROPERTY CONDITION: Purchaser accepts the Property in its present condition; provided Seller, at Seller’s expense, shall complete the following:

C. COMPLETION OF REPAIRS: Unless otherwise agreed in writing, Seller shall complete all agreed repairs prior to the Closing Date. All required permits must be obtained, and repairs must be performed by persons who are licensed or otherwise permitted by law to provide such repairs. At Purchaser’s election, any transferable warranties received by Seller with respect to the repairs will be transferred to Purchaser at Purchaser’s expense. If Seller fails to complete any agreed repairs prior to the Closing Date, Purchaser may do so and receive reimbursement from Seller at closing. The Closing Date will be extended up to 15 days, if necessary, to complete repairs.

D. ENVIRONMENTAL MATTERS: Notwithstanding Seller’s representations as to the use of the Property (Paragraph 11), Purchaser has the right within twenty (20) days of the effective date of this Contract to schedule inspections at its sole cost and expense to determine the presence of wetlands, toxic substances, including asbestos and wastes or other environmental hazards, or the presence of a threatened or endangered species or its habitat that may affect Purchaser’s intended use of the Property.  If inspections are conducted and it is determined that any of the foregoing matters are determined to exist, Purchaser has the right upon five (5) days from receipt of inspection results/reports to terminate this Agreement without any liability on the part of either Seller or Purchaser or any of their agents or in the alternative the Purchaser may provide notice of its intent to renegotiate and adjust the Purchase Price should the Parties fail to agree on an adjusted price within ten (10) business days of Purchaser’s notice to Seller then this Agreement will terminate without any liability to the Parties or agents as provided for herein.

E. SELLER’S DISCLOSURES: Except as otherwise disclosed in this contract, Seller has no knowledge of the following:

(1) any flooding of the Property which has had a material adverse effect on the use of the property;
(2) any pending or threatened litigation, condemnation, or special assessment affecting the Property;
(3) any environmental hazards or conditions which materially affect the Property;
(4) any dumpsite, landfill, or underground tanks or containers now or previously located on the Property;
(5) any wetlands, as defined by federal or state law or regulation, affecting the Property;
(6) anything that would prevent the use of the Property as intended and set forth in Section 6D(iii) of this Agreement; and
(7) any threatened or endangered species or their habitat affecting the Property.
(8)  Seller is a U.S. corporation in good standing in all jurisdictions where it conducts business or owns property and has unanimous shareholder approval to enter into this Agreement.

F.  PURCHASER’S DISCLOSURES:

(1) Purchaser has Board approval to enter into this Purchase Agreement.

8. BROKERS' FEES: Buyer and Seller represent to the other that NO BROKER was involved in facilitating this transaction and in the event of any claim for broker fees or commissions, each party agrees to indemnify the other in connection with same.

9. CLOSING:

A. The closing of the sale will be on or about  March 10, 2009, or within 10 days after objections to matters disclosed in the Commitment Inspections per Paragraph 7D, or by the survey have been cured, whichever date is later (Closing Date). If either party fails to close the sale by the Closing Date, the non-defaulting party may exercise the remedies contained in Paragraph 15.

B. At closing:

(1) Seller shall execute and deliver a general warranty deed conveying title to the Property to Purchaser and showing no additional exceptions to those permitted in Paragraph 6 and furnish tax statements or certificates showing no delinquent taxes on the Property.

(2) Purchaser shall pay the Sales Price via the issuance of shares of its Common Stock and the issuance of a Convertible Debenture as set forth herein.

(3) Seller and Purchaser shall execute and deliver any notices, statements, certificates, affidavits, releases, loan documents and other documents required of them by this contract, the Commitment or law necessary for the closing of the sale and the issuance of the Title Policy.

C. All covenants, representations and warranties in this contract survive closing.

10. POSSESSION: Seller shall deliver possession of the Property to Purchaser upon closing.

11. SPECIAL PROVISIONS: It is expressly understood that the intended use of the Property is for GENERATING DISTRIBUTION AND SALE OF WIND ENDERGY via the construction of wind generating turbines and the connection of same to an energy delivering source (grid). Seller represents that the Property is fit for the specific purposes stated herein.

12. SETTLEMENT AND OTHER EXPENSES:

A. The following expenses must be paid at or prior to closing:

(1) Expenses payable by Seller (Seller's Expenses):

(a) Releases of existing liens, including prepayment penalties and recording fees; release of Seller’s loan liability; tax statements or certificates; preparation of deed; one-half of escrow fee; transfer taxes for the Property; and other expenses payable by Seller under this contract.

(2) Expenses payable by Purchaser (Purchaser's Expenses):

(a) Loan origination, discount, buy-down, and commitment fees (Loan Fees).

(b) Appraisal fees; loan application fees; credit reports; preparation of loan documents; interest on the notes from date of disbursement to one month prior to dates of first monthly payments; recording fees; copies of easements and restrictions; mortgagee title policy with endorsements required by lender; loan-related inspection fees; photos, amortization schedules, the escrow fee; all prepaid items, including required premiums for flood and hazard insurance, reserve deposits for insurance, ad valorem taxes and special governmental assessments; final compliance inspection; courier fee, repair inspection, underwriting fee and wire transfer, expenses incident to any loan, and other expenses payable by Purchaser under this contract.

B. If any expense exceeds an amount expressly stated in this contract for such expense to be paid by a party, that party may terminate this contract unless the other party agrees to pay such excess. Purchaser may not pay charges and fees expressly prohibited by FHA, VA, state-coordinated veteran’s housing assistance programs or other governmental loan program regulations.

13. PRORATIONS AND ROLLBACK TAXES:

A. PRORATIONS: Taxes for the current year, interest, maintenance fees, assessments, dues and rents will be prorated through the Closing Date. If taxes for the current year vary from the amount prorated at closing, the parties shall adjust the prorations when tax statements for the current year are available. If taxes are not paid at or prior to closing, Purchaser shall pay taxes for the current year.

B. ROLLBACK TAXES: If this sale or Purchaser’s use of the Property after closing results in the assessment of additional taxes, penalties or interest (Assessments) for periods prior to closing, the Assessments will be the obligation of Purchaser. If Seller’s change in use of the Property prior to closing or denial of a special use valuation on the Property claimed by Seller results in Assessments for periods prior to closing, the Assessments will be the obligation of Seller. Obligations imposed by this paragraph will survive closing.

14. CASUALTY LOSS: If any part of the Property is damaged or destroyed by fire or other casualty after the effective date of this contract, Seller shall restore the Property to its previous condition (so that the Property may be used for the intended use as set forth in Paragraph 11) as soon as reasonably possible, but in any event by the Closing Date. If Seller fails to do so due to factors beyond Seller’s control, Purchaser may (a) terminate this contract and the earnest money will be refunded to Purchaser (b) extend the time for performance up to fifteen (15) days and the Closing Date will be extended as necessary or (c) accept the Property in its damaged condition with an assignment of insurance proceeds and receive credit from Seller at closing in the amount of the deductible under the insurance policy. Seller’s obligations under this paragraph are independent of any obligations of Seller under Paragraph 7.

15. DEFAULT: If Purchaser fails to comply with this contract, Purchaser will be in default, and Seller may

(a) enforce specific performance, seek such other relief as may be provided by law, or both, or

(b) terminate this contract and receive the earnest money as liquidated damages, thereby releasing both parties from this contract. If, due to factors beyond Seller’s control, Seller fails within the time allowed to make any non-casualty repairs or deliver the Commitment, or survey, if required of Seller, Purchaser may (a) extend the time for performance up to fifteen (15) days and the Closing Date will be extended as necessary or (b) terminate this contract as the sole remedy and receive the earnest money. If Seller fails to comply with this contract for any other reason, Seller will be in default and Purchaser may (a) enforce specific performance, seek such other relief as may be provided by law, or both, or (b) terminate this contract and receive the earnest money, thereby releasing both parties from this contract.

16. MEDIATION: Any dispute between Seller and Purchaser related to this contract which is not resolved through informal discussion  [check one:]  √    will  _____will not  be submitted to a mutually acceptable mediation service or provider. The parties to the mediation shall bear the mediation costs equally. This paragraph does not preclude a party from seeking equitable relief from a court of competent jurisdiction.

17. ATTORNEY'S FEES: The prevailing party in any legal proceeding related to this contract is entitled to recover reasonable attorney’s fees and all costs of such proceeding incurred by the prevailing party.

18. ESCROW: The escrow agent is not (a) a party to this contract and does not have liability for the performance or nonperformance of any party to this contract, (b) liable for interest on the earnest money and (c) liable for the loss of any earnest money caused by the failure of any financial institution in which the earnest money has been deposited unless the financial institution is acting as escrow agent. At closing, the earnest money must be applied first to any cash down payment, then to Purchaser's Expenses and any excess refunded to Purchaser. If both parties make written demand for the earnest money, escrow agent may require payment of unpaid expenses incurred on behalf of the parties and a written release of liability of escrow agent from all parties. If one party makes written demand for the earnest money, escrow agent shall give notice of the demand by providing to the other party a copy of the demand. If escrow agent does not receive written objection to the demand from the other party within 30 days after notice to the other party, escrow agent may disburse the earnest money to the party making demand reduced by the amount of unpaid expenses incurred on behalf of the party receiving the earnest money and escrow agent may pay the same to the creditors. If escrow agent complies with the provisions of this paragraph, each party hereby releases escrow agent from all adverse claims related to the disbursal of the earnest money. Escrow agent's notice to the other party will be effective when deposited in the U. S. Mail, postage prepaid, certified mail, return receipt requested, addressed to the other party at such party's address shown below. Notice of objection to the demand will be deemed effective upon receipt by escrow agent.

19. REPRESENTATIONS: Seller represents that as of the Closing Date (a) there will be no liens, assessments, or security interests against the Property which will not be satisfied out of the sales proceeds unless securing payment of any loans assumed by Purchaser and (b) assumed loans will not be in default. If any representation of Seller in this contract is untrue on the Closing Date, Purchaser may terminate this contract and the earnest money will be refunded to Purchaser.

20. FEDERAL TAX REQUIREMENTS: If Seller is a "foreign person," as defined by applicable law, or if Seller fails to deliver an affidavit to Purchaser that Seller is not a "foreign person," then Purchaser shall withhold from the sales proceeds an amount sufficient to comply with applicable tax law and deliver the same to the Internal Revenue Service together with appropriate tax forms. Internal Revenue Service regulations require filing written reports if currency in excess of specified amounts is received in the transaction.

21. NOTICES: All notices from one party to the other must be in writing and are effective when mailed to, hand-delivered at, or transmitted by facsimile as follows:

To Purchaser at:	To Seller at:
M~Wave, Inc,	The Nacelle Corporation

Telephone:	(	)	Telephone:	(	)
Facsimile:	(	)	Facsimile:	(	)

22. AGREEMENT OF PARTIES: This contract contains the entire agreement of the parties and cannot be changed except by their written agreement. Addenda which are a part of this contract are (check all applicable boxes):

  √     Addendum for Unimproved Property Located in a Certificated Service Area of a Utility Service Provider
  √    Addendum for Sale of Other Property by Purchaser
____Other (list):

23. TERMINATION OPTION: This paragraph will be a part of this contract ONLY if both blanks are filled in and Purchaser has paid the Option Fee. Purchaser has paid Seller $___________________ (Option Fee) for the unrestricted right to terminate this contract by giving notice of termination to Seller within __________ days after the effective date of this contract. If Purchaser gives notice of termination within the time specified, the Option Fee will not be refunded, however, any earnest money will be refunded to Purchaser. The Option Fee  [check one:]  _____will  _____will not  be credited to the Sales Price at closing. For the purposes of this paragraph, time is of the essence; strict compliance with the time for performance stated herein is required.

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24. CONSULT AN ATTORNEY: READ THIS CONTRACT CAREFULLY. If you do not understand the effect of this contract, consult an attorney BEFORE signing.  The Parties acknowledge that Baratta, Baratta & Aidala LLP has prepared the Contract and may represent Purchaser at closing.  Seller has been advised to consult with and afforded an opportunity to consult with an attorney prior to entering into this Contract.  It is EXPRESSLY UNDERSTOOD that if no attorney is listed below, Seller has waived its rights to and has elected not to consult with an Attorney.  Seller understands that it is in Seller’s best interest to consult with an Attorney prior to entering into this or any Contract, and has made an informed decision to waive this right.

Purchaser’s Attorney is:	Seller’s Attorney is:
Baratta, Baratta & Aidala, LLP
546 Fifth Avenue
New York, NY 10036

Telephone:	(212)	750-9700	Telephone:	(	)
Facsimile:	(212)	750-8297	Facsimile:	(	)

EXECUTED the _______ day of _________________, 2009 (EFFECTIVE DATE).

Purchaser	Seller

Purchaser	Seller

SELLER’S RECEIPT:

Receipt of $___________________ (Option Fee) in the form of ___________________  is acknowledged.

Seller	Date

Exhibit “A”

The Northeast Quarter of Section 36, Township 11 North, Range 15 West, San Bernardino Meridian, in the Unincorporated Area, of the County of Kern, State of California, According to the official plat thereof.

APN: 400-053-02

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